Exhibit 99.1


                      PRESS RELEASE DATED FEBRUARY 13, 2004


                                 For Immediate Release

                                 Media Contact:            Investor Contact:
                                 Robin Montgomery          John Winn
                                 (803) 217-7701            (803) 217-9240
                                 rmontgomery@scana.com     jwinn@scana.com

          SCANA Reports Results for Fourth Quarter and Full Year 2003,
                        Reaffirms 2004 Earnings Guidance

Columbia, SC, February 13, 2004...SCANA Corporation (NYSE: SCG) today reported financial results for the fourth quarter and full year 2003 and reaffirmed the earnings guidance previously provided for 2004.

YEAR-END RESULTS

For the year ended December 31, 2003, SCANA's reported earnings were $282 million, or $2.54 per share, compared to a reported loss of $142 million, or $1.34 per share, for 2002. Excluding certain items listed in the table below, SCANA's GAAP-adjusted net earnings from operations for 2003 were $278 million, or $2.50 per share, compared to $253 million, or $2.38 per share, in 2002.

SCANA's reported earnings (loss) are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA's management believes that, in addition to reported earnings (loss) under GAAP, the GAAP-adjusted net earnings from operations provides a meaningful representation of the Company's fundamental earnings power and can aid in analysis of period-over-period financial performance. A reconciliation of reported (GAAP) earnings (loss) per share to GAAP-adjusted net earnings from operations per share for the three months and twelve months ended December 31, 2003 and 2002 is provided in the following table:


                                                                     3 Months Ended                  12 Months Ended
                                                                December 31,                            December 31,
                                                                2003             2002                 2003         2002
                                                                ----             ----                 ----         ----

Reported (GAAP) Earnings (Loss) per Share                     $.36             $.38                $2.54          $(1.34)

Add:
  Impairment Charge on Knology Investment                       .27               -                  .31              -
  Impairment Charge on ITC^DeltaCom Investment                   -                -                 -                .07
  Impairment Charge on Deutsche Telekom Investment               -                 .21              -               1.72
  Cumulative Effect of Accounting Change re: Goodwill            -                -                 -               2.17

Deduct:
  Gain on Sale of ITC Holding Company Investment               - -                 .35              -
  Gain on Sale of Radio Network                                  -                -                 -                .09
  Gain on Sale of Deutsche Telekom Stock                         -                 .05              -                .15

GAAP-Adjusted Net Earnings From Operations per Share            $.63              $.54            $2.50             $2.38





"Our 2003 financial results were very solid, especially in light of the negative impact that milder summer weather, a soft economy and volatile natural gas prices had on our operations during the year," said Kevin Marsh, senior vice president and chief financial officer. "SCANA's 2003 GAAP-adjusted net earnings from operations of $2.50 per share were up 5 percent from the $2.38 per share recorded in 2002 and were in-line with our earnings guidance."

The improvement in SCANA's 2003 GAAP-adjusted net earnings from operations per share was primarily attributable to higher electric and natural gas margins, which more than offset increases in operation and maintenance expense, depreciation and property taxes, lower pension income, and share dilution associated with the public sale of 6 million shares of common stock in October 2002. The higher electric margin was primarily attributable to the 5.8 percent retail electric rate increase that was effective in February 2003 and to solid customer growth, which offset the negative impact of milder weather compared to 2002. The year-over-year improvement in the consolidated natural gas margin was attributable to improved sales margins in the Company's regulated and non-regulated natural gas businesses.

Total kilowatt-hour (KWH) sales of electricity in 2003 were down 2.5 percent compared to 2002, primarily reflecting milder summer weather across the Company's electric service area. Residential sales were down 3.2 percent and commercial sales declined about 1 percent. Industrial sales were up about 1 percent. Wholesale sales were down 13.6 percent, reflecting the milder weather and soft economic conditions. The Company's electric customer base recorded solid growth, increasing by nearly 2 percent to approximately 571,000 at year-end 2003.

Total therm sales of natural gas in 2003 were down 7 percent compared to 2002. Residential and commercial sales were up 7 percent and 11.6 percent, respectively, reflecting more favorable winter weather and customer growth. Those increases were more than offset by a 15 percent decline in industrial sales due primarily to high natural gas prices, which resulted in lost load to lower-priced alternative fuels in interruptible markets. The number of natural gas customers in the Company's three-state service area increased 5.5 percent to approximately 1.1 million at year-end 2003.

"Despite significant challenges in all our businesses in 2003, we maintained our strategic focus on growing our core businesses, strengthening our financial position, providing high quality service to our customers and competitive returns to our shareholders," said Marsh. "We are also committed to maintaining the highest corporate governance standards in all our businesses."

As part of an ongoing effort to reduce leverage, the Company sold a portion of its telecommunications investments in 2003 and used the cash proceeds to pay down debt. "After the 875-megawatt, $450 million Jasper County Electric Generating Plant is completed this spring, our plan is to use the additional internal cash flow generated from operations and proceeds from continued sales of these telecommunications investments to reduce our consolidated debt-to-total capital ratio to 50-52% over the next several years," said Marsh.

"About 60 percent of the total estimated cost of the Jasper Plant is already included in SCE&G's electric rates," said Marsh. "We will finalize our strategy for recovering the remaining costs associated with this project after the plant begins commercial operation."

In February 2003, SCANA's board of directors raised the annual cash dividend on the Company's common stock by 6.2 percent. This action marked the 49th dividend increase in the last 51 years and contributed to a 15 percent total return (dividends plus price appreciation) on the Company's common stock in 2003.



"Building off these solid financial results in 2003, we believe we are positioned to continue delivering a competitive total return to our shareholders over the long-term," said Marsh.

Marsh noted that SCANA also had a successful year in 2003 from an operating perspective. "Our electricity and natural gas delivery systems operated efficiently and safely during the year, and we continued to receive national recognition for customer satisfaction," said Marsh. "With respect to our major capital projects, SCE&G's construction of the Jasper Plant and the $275 million back-up dam at Lake Murray both continued on schedule and on budget. Those projects are scheduled for completion in the spring of 2004 and the fall of 2005, respectively. Last fall, our SCG Pipeline subsidiary completed an 18-mile, $30 million interstate transmission pipeline that will provide natural gas for the Jasper Plant as well as providing a new source of natural gas for our existing markets in South Carolina and Georgia. Also last fall, South Carolina Pipeline began construction on a 38-mile, $25 million natural gas transmission pipeline that, when it is completed in the spring of 2004, will link with the new SCG pipeline. Efforts also remain on track for Nuclear Regulatory Commission approval later this year of a 20-year extension of the operating license for SCE&G's 1,000 megawatt V.C. Summer Nuclear Station."

The Company reported that in January 2004, it was notified by the Internal Revenue Service that the IRS had completed and closed examinations of the Company's consolidated federal income tax returns through tax years ending in 2000, with the exception of the Company's interest in the synthetic fuel partnership, S. C. Coaltech No. 1 L.P., which operates the synfuel production facilities at SCE&G's Wateree Electric Generating Station. The IRS notified the Company that it is in the process of closing this partnership examination with no changes being proposed, and that a formal closing letter is forthcoming. The IRS audit report makes no challenge to the declaration that the synthetic fuel facility was properly placed in service, and takes no issue with evidence submitted demonstrating that the facility produces a qualifying fuel. The Company continues to believe that all of its synthetic fuel tax credits have been properly claimed.

FOURTH QUARTER RESULTS

For the fourth quarter of 2003, SCANA's reported earnings were $40 million, or $.36 per share, compared to $42 million, or $.38 per share, for the fourth quarter of 2002. GAAP-adjusted net earnings from operations for the fourth quarter of 2003 were $70 million, or $.63 per share, compared to $60 million, or $.54 per share, for the same quarter in 2002.

"The $.09 per share increase in GAAP-adjusted net earnings from operations in the fourth quarter was attributable to improved margins on natural gas sales and to higher electric margins at SCE&G related to customer growth and the retail rate increase implemented in February 2003," said Marsh.

Total KWH sales of electricity in the fourth quarter of 2003 were down 3.0 percent compared to the same quarter in 2002, primarily as a result of weather that was milder than the colder than normal weather experienced in the same quarter last year. Total therm sales of natural gas declined 8.5 percent, reflecting milder weather, a weak economy and intense price competition with alternative fuels in industrial interruptible markets.

RESULTS BY BUSINESS SEGMENT

Regulated Operations:

South Carolina Electric & Gas Company

In 2003, SCANA's principal subsidiary reported earnings of $221 million, or $1.99 per share, compared to $218 million, or $2.05 per share, in 2002. The $.06 per share earnings decline was the result of lower KWH sales due primarily to milder summer weather, higher operation and maintenance expenses, lower pension income, increases in depreciation expense, property taxes and interest expense and share dilution. These factors more than offset the favorable impact of the retail electric rate increase, customer growth and a slightly higher margin on natural gas sales.
For the fourth quarter of 2003, SCE&G reported earnings of $46 million, or $.42 per share, compared to $42 million, or $.37 per share in the same quarter of 2002. That $.05 per share improvement stemmed from the favorable impact of customer growth and higher retail electric rates, which more than offset the negative impact of lower KWH sales due to milder weather, and increased depreciation expense, interest expense and property taxes.

PSNC Energy

SCANA's North Carolina-based natural gas distribution business reported earnings in 2003 of $31 million, or $.28 per share compared to a reported loss of $208 million, or $1.96 per share in 2002. Excluding the after-tax, non-cash goodwill impairment charge of $230 million, or $2.17 per share, recorded in 2002, PSNC Energy's GAAP-adjusted net earnings from operations in 2002 were $23 million, or $.21 per share. The $.07 per share improvement in GAAP-adjusted net earnings from operations was primarily the result of a higher natural gas sales margin reflecting customer growth and more favorable winter weather.

PSNC Energy's reported earnings in the fourth quarter of 2003 were $15 million, or $.14 per share, compared to $9 million, or $.09 per share, in the fourth quarter of 2002. That $.05 per share improvement reflected a higher sales margin and lower operating expenses.

South Carolina Pipeline Corporation

The Company's intrastate natural gas transmission business reported earnings in 2003 of $7 million, or $.06 per share, compared to $4 million, or $.04 per share in 2002. That $.02 per share improvement principally reflects better margins on competitive sales of natural gas to industrial interruptible customers early in the year.

In the fourth quarter of 2003, South Carolina Pipeline reported earnings of $2 million, or $.02 per share, unchanged compared to results in the fourth quarter 2002.

Non-Regulated Operations:

SCANA Energy - Georgia

In 2003, SCANA's retail natural gas business in Georgia reported earnings of $20 million, or $.18 per share, compared to $14 million, or $.13 per share, in 2002. Improved sales margins reflecting customer growth and more favorable market conditions accounted for that $.05 per share improvement in earnings.

In the fourth quarter of 2003, SCANA Energy's earnings were $3 million, or $.03 per share, compared to $4 million, or $.04 per share in the same quarter in 2002. Higher operating and customer service expenses more than offset slightly higher sales margins.

In December 2003, SCANA Energy announced that it was the successful bidder to acquire approximately 50,000 natural gas customers served by Energy America following the latter company's decision earlier in the year to exit the Georgia market. The request to transfer the customers was unanimously approved by the Georgia Public Service Commission on January 29, 2004, and the transaction is on schedule to close March 1, 2004. With the addition of these new customers, SCANA Energy will have more than 450,000 customers in Georgia representing about a 30% market share. Financially, this transaction is expected to be break-even to SCANA Energy's earnings in 2004 and accretive thereafter.

Corporate and Other Non-Regulated

In 2003, reported earnings for SCANA's other non-regulated businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, were a combined $3 million, or $.03 per share, compared to a combined loss of $170 million, or $1.60 per share, in 2002. Excluding from reported earnings the impact of the monetization and valuation of the Company's telecommunications investments, this group recorded a GAAP-adjusted net loss from operations in 2003 of $1 million, or $.01 per share, compared to GAAP-adjusted net loss from operations of $5 million, or $.05 per share, in 2002. Lower interest expense was the major factor contributing to that $.04 per share improvement.

For the fourth quarter of 2003, SCANA's other non-regulated businesses reported a loss of $27 million, or $.25 per share, compared to a reported loss of $16 million, or $.14 per share, in the same quarter in 2002. Excluding from reported earnings the impact of the monetization and valuation of the Company's telecommunications investments, this group recorded GAAP-adjusted net earnings from operations in the fourth quarter of 2003 of $3 million, or $.02 per share, relatively unchanged compared to GAAP-adjusted net earnings from operations of $2 million, or $.02 per share, in 2002.

     EXPLANATION OF ITEMS INCLUDED IN REPORTED (GAAP) EARNINGS BUT EXCLUDED FROM GAAP-ADJUSTED NET EARNINGS FROM OPERATIONS

During the fourth quarter of 2003, the Company recorded an after-tax, non-cash impairment of $30 million, or $.27 per share, on its investment in Knology, Inc., a provider of interactive voice, video and data services in the Southeast. That write-down resulted from a re-evaluation of the market value of the Company's investment following Knology's initial public offering of 6.9 million shares of common stock in December 2003. At December 31, 2003, the Company's investment in Knology, including the write-down, totaled approximately $92 million. Earlier in 2003, the Company had recorded an after-tax, non-cash impairment of $5 million, or $.04 per share, related to its investment in Knology, and a gain of $39 million, or $.35 per share, from the sale of the Company's investment in ITC Holding Company.

Reported earnings for 2002 included a non-cash, after-tax goodwill impairment charge of $230 million, or $2.17 per share, in accordance with the Company's adoption of SFAS No. 142 on January 1, 2002. Also included in 2002 reported earnings were non-cash impairments related to the Company's telecommunications investments totaling $189 million, or $1.79 per share. These charges were partially offset by gains from asset sales totaling $25 million, or $.24 per share.

2004 EARNINGS OUTLOOK

For 2004, the Company reaffirms its previous guidance that it expects GAAP-adjusted net earnings from operations to be in the range of $2.55 - $2.75 per share. The 2004 guidance assumes normal weather in the Company's electric and natural gas service areas and excludes any potential gains or losses from investing activities or sales of certain assets. Other factors that may impact future earnings include changes in interest rates, the performance of the Company's pension plan assets, wholesale natural gas prices and other factors discussed in the Company's Securities and Exchange Commission filings. The Company's long-term goal is to achieve average annual earnings growth of 4-6 percent over the next 3-5 years.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. Information about SCANA and its businesses is available on the Company's website at www.scana.com.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time today. The call-in numbers for the conference call are 1-800-374-2396 (US/Canada) and 1-706-679-5430 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. There is no password or I.D. number required. A tape recording of the conference call will be available approximately 2 hours after conclusion of the call through February 27, 2004. The telephone replay numbers are 1-800-642-1687 (US/Canada) and 1-706-645-9291 (International). The conference I.D. number for the telephone replay is 4816159.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at either of the following internet web sites: www.scana.com or www.videonewswire.com/SCG/021304. Participants should go to either of these web sites at least 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will be available approximately 2 hours after conclusion of the call through February 27, 2004 on either of these web sites.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Although SCANA Corporation believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) changes in the utility and non-utility regulatory environment, (3) changes in the economy, especially in areas served by the Company's subsidiaries, (4) the impact of competition from other energy suppliers, including competition from alternative fuels in industrial interruptible markets, (5) growth opportunities for the Company's regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in the Company's accounting policies, (8) weather conditions, especially in areas served by the Company's subsidiaries, (9) performance and marketability of the Company's investments in telecommunications companies, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

                                      # # #


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FINANCIAL AND OPERATING INFORMATION

                     Consolidated Statements of Operations
                (Millions, except per share amounts) (Unaudited)

                                                 Three Months Ended                Twelve Months Ended
                                                   December 31,                        December 31,
                                                  2003          2002                 2003       2002
Operating Revenues:
  Electric                                        $345        $304               $1,466       $1,380
  Gas-Regulated                                    311         291             1,086             878
  Gas-Non-regulated                                214         193               864             696
                                                   ---         ---               ---             ---
     Total Operating Revenues                      870         788             3,416           2,954
                                                   ---         ---             -----           -----

Operating Expenses:
  Fuel and purchased power                         101          72               398             372
  Gas purchased for resale                         404         371             1,532           1,199
  Other operation and maintenance                  138         138               558             522
  Depreciation and amortization                     58          56               238             220
  Other taxes                                       36          32               139             127
                                                    --        ----               ---             ---
     Total Operating Expenses                      737         669             2,865           2,440
                                                   ---         ---             -----           -----

Operating Income                                   133         119               551             514
                                                   ---         ---               ---             ---

Other Income (Expense), Net                        (26)        (10)               75            (180)
Interest Charges, Net                               50          48               200             199
Income Tax Expense                                  15          16               135              36
Preferred Dividend Requirement
  of SCE&G - Mandatorily Redeemable
  Preferred Securities                               -           1                 2               4
Preferred Stock Cash Dividends
  of SCE&G                                           2           2                 7               7
                                                     -          --                 -               -

Income Before Cumulative
  Effect of Accounting Change                       40          42               282              88
Cumulative Effect of Accounting Change,
  Net of Taxes                                       -           -                 -            (230)
                                                     -           -                 -            -----
Net Income (Loss)                                $   40        $ 42            $ 282          $ (142)
                                                   -----        ---             ----           ----

Common Stock Data:
  Earnings Per Share Before
    Cumulative Effect of Accounting Change        $.36          $ .38         $ 2.54         $   .83
  Cumulative Effect of Accounting Change             -                -           -             (2.17)
                                                  -----             ---         ----          --------
  Reported Earnings (Loss) Per Share             $.36          $ .38          $ 2.54          $(1.34)
                                                 ----            ---            ----          -------
  Wtg. Avg. Common Shares Outstanding            110.8         109.8           110.8           106.0


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Consolidated Condensed Balance Sheets
(Millions) (Unaudited)
                                                                                     December 31,
                                                                                2003              2002
ASSETS
Utility Plant, Net                                                            $6,417          $5,474
Other Property and Investments                                                     274             326
Current Assets                                                                     901          1,146
Regulatory Assets and Deferred Debits                                              857             809
                                                                                   ---             ---
    Total Assets                                                               $8,449             $7,755
                                                                                -----              -----

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Equity                                                                $2,306          $2,177
  Preferred Stock                                                                 115             115
  SCE&G Obligated Mandatorily Redeemable Preferred Securities                      -                50
  Long-term Debt, Net                                                           3,225           2,834
                                                                                -----           -----
    Total Capitalization                                                        5,646           5,176
                                                                              -------           -----
Current Liabilities:
  Short-Term Borrowings                                                            195             209
  Current Portion of Long-Term Debt                                                202             413
  Other Current Liabilities                                                        620             660
                                                                                 ---             ---
Total Current Liabilities                                                        1,017           1,282
                                                                                -----           -----
Regulatory Liabilities and Deferred Credits                                     1,786           1,297
                                                                                -----           -----
    Total Capitalization and Liabilities                                      $8,449          $7,755
                                                                               -----           -----
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Reported (GAAP) Earnings (Loss) per Share by Company:
(Unaudited)
                                                     Three Months Ended           Twelve Months Ended
                                                       December 31,                 December 31,
                                                    2003            2002          2003            2002
SC Electric & Gas                                  $.42             $.37          $1.99          $2.05
PSNC Energy                                         .14              .09            .28          (1.96)
SC Pipeline                                         .02                 .02         .06            .04
SCANA Energy-Georgia (1)                            .03              .04            .18            .13
Corporate and Other Non-regulated, Net (1)         (.25)            (.14)           .03          (1.60)
                                                   ----            -----          -------        ------
    Reported (GAAP) Earnings (Loss) per Share      $.36             $.38          $2.54         $(1.34)
                                                   ----             ----           ----         -------

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GAAP-Adjusted Net Earnings (Loss) From Operations per Share by Company:
(Unaudited)
                                                                 Three Months Ended        Twelve Months Ended
                                                                       December 31,                 December 30,
                                                                   2002            2003      2002                2003
SC Electric & Gas                                                $.42             $.37       $1.99             $2.05
PSNC Energy                                                       .14              .09       .28                    .21
SC Pipeline                                                       .02              .02       .06                    .04
SCANA Energy-Georgia (1)                                          .03              .04       .18                    .13
Corporate and Other Non-regulated, Net (1)                        .02              .02      (.01)                  (.05)
                                                                  ---              ---      -----                  -----
    GAAP-Adjusted Net Earnings from Operations per Share         $.63             $.54       $2.50                $2.38
                                                                  ----             ----       -----                -----


(1) Current and prior period results reflect a reclassification of certain interruptible operations from SCANA Energy-Georgia to SCANA Energy Marketing

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Variances in Reported (GAAP) Earnings (Loss) per Share:
(Unaudited)
                                                                           Three Months Ended    Twelve Months Ended
                                                                               December 31           December 31

2002 Reported (GAAP) Earnings (Loss) Per Share                                 $.38                    $(1.34)

Variances:
 Electric Margin:
      Retail Rate Increase (Eff. 02/01/03)                                      .05                    .37
            Growth/Other                                                        .05                    .14
      Weather                                                                  (.04)                  (.16)
                                                                              -----                    ----
       Total Electric Margin                                                   .06                     .35
 Gas Margin                                                                    .04                     .25
   O&M Expense                                                                 .00                     (.21)
   Depreciation Expense                                                       (.01)                    (.11)
   Property Taxes                                                             (.01)                    (.07)
   Interest Expense (net of AFC)                                              (.01)                     .00
   Additional Shares Outstanding (Dilution)                                    .00                    (.11)
   Other, Net                                                                  .02                      .02
                                                                               ---                      ---
      Variance in GAAP-Adjusted Net Earnings From Operations per Share         .09                       .12
                                                                               ---                       ---
   Gain on Sale of ITC Holding Company Investment                                -                       .35
   Impairment Charges on Knology Investment                                   (.27)                     (.31)
   Gain on Sale of Radio Network                                                 -                       (.09)
   Impairment Charge on ITC^DeltaCom Investment                                  -                       .07
   Cumulative Effect of Accounting Change re: Goodwill                           -                     2.17
   Impairment Charge on Deutsche Telekom Investment                             .21                     1.72
   Gain on Sale of Deutsche Telekom Stock                                      (.05)                     (.15)
                                                                              -------                    -----
      Variance in Reported (GAAP) Earnings per Share                           (.02)                     3.88
                                                                              ------                     ----
2003 Reported (GAAP) Earnings Per Share                                        $.36                     $2.54
                                                                               ----                      ----
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Consolidated Operating Statistics

                                      Three Months Ended December 31,            Twelve Months Ended December 31,
                                         2003      2002       % Change            2003      2002     % Change
 Electric Operations:

   Sales (Million KWH):
      Residential                         1,615   1,732       (6.8)              6,998     7,230        (3.2)
      Commercial                          1,574   1,577       (0.2)              6,607     6,658        (0.8)
      Industrial                          1,610   1,595        0.9               6,548     6,505         0.7
      Other                                 118     121       (2.5)                500       535        (6.5)
                                            ---     ---                            ---       ---
        Total Retail                      4,917   5,025       (2.1)             20,653    20,928        (1.3)
      Wholesale                             399     457      (12.7)              1,863     2,157       (13.6)
                                            ---     ---                          -----     -----
        Total Sales                       5,316   5,482       (3.0)             22,516    23,085        (2.5)
                                          -----   -----                         ------    ------
  Customers (Period-End)                                                       570,940   560,224         1.9

Natural Gas Operations:

  Sales (MillionTherms):
      Residential                           215     233        (7.7)               655       612         7.0
      Commercial                            124     127        (2.4)               403       361        11.6
      Industrial                            261     300       (13.0)             1,102     1,296       (15.0)
                                            ---     ---                          -----     -----
        Total Retail                        600     660        (9.1)             2,160     2,269        (4.8)
      Sales for Resale                       24      60       (60.0)               138       276       (50.0)
      Transportation Volumes                108      80        35.0                362       315        14.9
                                            ---      --                            ---       ---
        Total Sales                         732     800        (8.5)             2,660     2,860        (7.0)
                                            ---     ---                          -----     -----

  Customers (Period-End) (2)                                                1,087,255   1,030,993        5.5
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(2) Current and prior period-end natural gas customers reflects a reclassification of customers at PSNC Energy implemented during 2002.

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Weather Data - Electric Service Territory:

                           Three Months Ended December 31,           Twelve Months Ended December 31,
                         Actual           Percent Change             Actual            Percent Change
                          2003       vs 2002       vs Normal          2003         vs 2002    vs Normal
  Heating Degree Days     865           (7.7)        5.1            2,255            4.7        4.6
  Cooling Degree Days     120          (33.3)      (20.5)           2,106          (16.3)      (9.7)


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Security Credit Ratings (as of 02/13/04):


                            Standard & Poor's Moody's
                                Rating      Outlook        Rating      Outlook
SCANA Corporation:
  Corporate / Issuer Rating     A-          Stable         A3          Stable
  Senior Unsecured              BBB+        Stable         A3          Stable

South Carolina
Electric & Gas Company:
  Corporate / Issuer Rating     A-          Stable         A2          Stable
  Senior Secured                A-          Stable         A1           Stable
  Commercial Paper              A-2         Stable         P-1         Stable

PSNC Energy:
  Senior Unsecured              A-          Stable         A2          Stable
  Commercial Paper              A-2         Stable         P-1         Stable